Exhibit 99.6

February 8, 2008

Board of Directors

AMIS Holdings, Inc.

2300 Buckskin Road

Pocatello, ID 83201

Re:	Amendment No. 2 to Registration Statement on Form S-4, of ON Semiconductor Corporation (“On Semi”)

(File No. 333-148630) Relating to the Common Stock of ON Semi, filed February 8, 2008

Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 13, 2007, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of AMIS Holdings, Inc. (the “Company”) of the exchange ratio of 1.15 shares of common stock, par value $0.01 per share, of ON Semiconductor Corporation (“ON Semi”) to be received for each Share pursuant to the Agreement and Plan of Merger and Reorganization, dated as of December 13, 2007, by and among ON Semi, Orange Acquisition Corporation, a wholly owned subsidiary of ON Semi, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—AMI’s Reasons for the Merger,” “—Opinion of the Parties’ Financial Advisers—AMI Financial Adviser,” “Risk Factors—The opinions obtained by ON and AMI from their respective financial advisors do not and will not reflect changes in circumstances subsequent to the date of the merger,” “The Merger—Background of the Merger,” “—The AMI Board of Directors Recommendation and Reasons for the Merger” and “—Opinion of Financial Adviser to AMI Board of Directors” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO.
(Goldman, Sachs & Co.)